Nutech Digital, Inc.
3841 Hayvenhurst Drive
Encino, CA 91436

As of January 15, 2007

Mr. Troy Carter
9100 Wilshire Blvd.
Suite 520E
Beverly Hills, CA 90212

Re: Nu-Tech Digital, Inc. - Joint Venture with
The Co-Op, LLC

Dear Mr. Carter:

This letter expresses our understanding with respect to your entering into a joint venture with NuTech Digital, Inc., a California corporation (the “Company”) and the Company’s Agreement to create a new division to be run by you and/or your corporate designee (currently to be known as the “The Co-Op, LLC division”, “CMG” and/or the “CMG Division”) which will operate as a separate division of the Company.

1. You, Troy Carter and/or your corporate designee (“Carter”), will become a director of the Company, with the title of Chairman/CEO of the CMG Division and will operate the CMG Division as a separate division of the Company (i.e. CMG shall not be operated as a separate legal entity). CMG will be responsible for operating its business consistent with applicable legal requirements, sound business practices and the overall policies of the Company. Although CMG will be operated as a separate division for which separate financials will be maintained, the revenues and earnings of the CMG Division shall be reported as part of the revenues and earnings of the Company.

2. In order to enable the Company to successfully go forward with the CMG Division, Carter will provide content to the CMG Division which is owned by, licensed to or otherwise controlled by Carter, to be used or developed for use in business to be conducted by the CMG Division.

3. Carter will enter into a non-exclusive consulting agreement with the Company (the “Consultant Agreement”) on commercially reasonable terms to be determined by the parties, wherein Carter shall (i) be the Chief Executive Officer of the CMG Division and (ii) agree to devote time and attention to the Company and the CMG Division thereby utilizing his skill, labor and attention to advance the general best interests of the Company and the CMG Division. Carter shall dedicate that amount of time necessary to maximize Company's business within the CMG Division, commensurate with similar executives involved in similar situations. Carter has all requisite power and authority to execute this agreement, to consummate this transaction and to carry out and perform Carter’s obligations under this agreement.

4. The Company will issue to Carter, upon the execution of the Consultant Agreement, fifteen million (15,000,000) shares of the Company’s common stock (the “Carter Shares”) which shall constitute approximately 30 percent of the issued and outstanding shares of the Company’s common stock. Such shares shall be, to the greatest extent possible, unrestricted and unlegended; and those restricted shares shall be with the shortest possible time period prior to removal of the any restriction on sale (not to exceed one (1) year from date of signature herein). Carter shall have all customary anti-dilution rights with respect to maintaining his proportionate share of ownership of outstanding shares of the Company. Company shall grant Carter so-called “piggy-back registration rights”, to be include on Company’s future Registration Statement.

5. Compensation to Carter and other employees of the Company who provide services to the CMG Division shall be approved by the Company’s Board of Directors. Company shall continue to operate its business in normal fashion, as an active business and a “going concern” (i.e. not in name only and without inactive operations) and shall use its best efforts to reduce its existing debt from revenues generated by Company outside of the CMG division. Ten (10%) percent of the CMG Division’s gross revenues shall be paid to Company, however such payment shall be utilized exclusively by Company for costs associated with its Public Filings, press releases and/or annual meetings. This ten (10%) percent payment shall be capped at one third (33.33%) of the actual expenses associated with filings, press releases, and annual meetings.

6. The Board of Directors, after Carter joins the Company, will consist of four members, three of whom shall be chosen by Carter and one of whom shall be or be chosen by Lee Kasper (“Kasper”). Three members of the Board of Directors will resign subsequent to closing of this transaction, and at such time, the Company will appoint Carter and such two other individuals designated by Carter to become Board Members. All costs related to the addition of the Carter designees to the Company’s Board of Directors shall be divided between Carter and Company upon mutual agreement, including the cost of Directors’ and Officers’ Liability Insurance.

7. The Board shall have agreed to appoint Kapser as the Company’s Chief Executive Officer with Carter being appointed as head of the CMG Division. Kasper will also enter into an employment agreement with the Company on commercially reasonable terms to be determined by the Board of Directors in place immediately following closing of this transaction.

8. The CMG Division will be responsible solely for any obligations assumed by the CMG Division and will indemnify Company from any claims or actions arising out of or in connection with any assumed obligations, other than those which were materially misrepresented by the Company. Company shall be fully responsible for, and shall pay any audit or other claims by, any licensor, other company or person, and otherwise fulfill any other obligations not expressly comprising the assumed obligations, including without limitation, monies owed in respect of accounting statements for and/or royalties payable for periods up to the closing date. Carter and Carter’s designees is/are not assuming, and shall not be responsible for, any indebtedness, liabilities or obligations of Company, whether fixed, contingent, or otherwise, except for the assumed obligations.

9. Retained Assets: For the avoidance of doubt, Carter shall retain any cash that Carter had on hand on the closing date, and shall retain any business interest not specifically delivered to Company at closing.

10. Carter and the Company will enter into an indemnification agreement whereby Carter and the other Board members designated by Carter will be personally indemnified by the Company from any claims, suits, controversies or litigation commenced against the Company and/or its Board of Directors arising out of the Company’s actions, unrelated to the CMG Division, including but not limited to any and all claims, suits, controversies and/or debts which were incurred or were in existence prior to this transaction. Response, negotiation, payment and/or settlement of such claims, suits, controversies or litigation, together with payment for same, as well as attorney’s fees and court costs in connection therewith, shall be the sole responsibility of Company, outside of the CMG Division.

11. The Company shall purchase and maintain Errors and Omissions (“E&O”) insurance coverage in an amount suitable to sufficiently cover all pre-existing and future claims, suits, controversies and/or debts incurred by the Company prior to this transaction, and shall maintain such E&O coverage for the duration of Carter’s (and Carter’s designees’) involvement with Company. Company warrants and certifies that its By-Laws empower Company to purchase and maintain such E&O coverage, and that Company has the financial wherewithal to purchase and to maintain such E&O coverage. Carter and the Carter designees shall have the unfettered right to tender immediate resignation with no further responsibility for or to the Company should such E&O coverage lapse, or should such E&O coverage be denied by a reputable insurer, at any point in the future. All costs related to the premiums payable to bind such E&O coverage shall be divided between Carter and Company upon mutual agreement.

12. Representations, warranties, covenants of Company. Company represents and warrants to Carter as follows:

a) Organization and Qualification: Company (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (b) has all requisite power and authority, to own, lease and operate its properties and to carry on its business as it has been and is now being conducted, (c) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the ownership or lease of its properties or the conduct of its business makes such qualification necessary other than in such jurisdictions where the failure to be so qualified (individually or in the aggregate) would not have a material adverse effect.

b) Authorization and Validity of Agreement: Company (a) has all requisite power and the full right and authority to execute this agreement, to carry out and perform its obligations under this agreement, and to consummate the transaction; (b) the execution, delivery and performance by Company of this agreement and the consummation of the transactions contemplated herein, have been or shall be duly and validly authorized by all necessary action on the part of Company and no other action on the part of Company or any other Person is necessary for the authorization, execution, delivery or performance by Company of this agreement and the consummation of the transactions hereunder; (c) this Agreement has been duly executed and delivered by Company and, assuming that this agreement is duly executed and delivered by Carter, this agreement constitutes the valid and binding obligation of Company enforceable in accordance with its terms except as limited by any future bankruptcy, receivership or similar proceeding; and (d) the parties executing this document on behalf of Company constitute all parties necessary to make the grants and perform all the obligations of Company hereunder.

c) Financial Statements: Company shall provide Carter with all financial statements relating to the Company’s business and assets, including balance sheets, income and royalty statements and cash flow statements, as of September 30, 2006 (collectively, the “Financial Statements”). Company represents that the Financial Statements (a) have been prepared in conformity with GAAP, (b) conform to the books and records of Company in all material respects, and (c) fairly present the financial position of Company as of the dates indicated and the results of operations and cash flows for the respective periods indicated. Except to the extent reflected or reserved against in the Financial Statements, Company has, as of the date of the Financial Statements, no liability or obligation of any kind, whether accrued, absolute, contingent, unliquidated or otherwise and whether due or to become due (including any liability for breach of contract, breach of warranty, torts, infringements, claims or lawsuits) or, to the best of Company’s knowledge, any assets not reflected on the Financial Statements or otherwise included in any documents provided to Carter. Since the date of the Financial Statements, Company has not incurred any liability or obligation of any kind that alone or in the aggregate is material, except in the ordinary course of business.

d) Noncontravention: Company represents and warrants that the execution and delivery of this agreement does not, and the consummation of the transactions and compliance with the provisions of this agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien or restriction upon any of the Company’s assets.

e) Government Consents and Filings: No Person other than Lee Kasper is required by or with respect to Company in connection with the execution and delivery of this agreement by Company or the consummation by Company of the transaction; the transactions contemplated hereunder between Company and Carter will not diminish in any manner the exploitation or any other rights in the assets currently enjoyed by Company; and Company’s sale, assignment and transfer of rights to Carter under this agreement are not subject to the provisions of the Uniform Commercial Code relating to bulk transfers or to the provisions of any similar statute, if any, in effect in California.

f) Full Disclosure: The representations and warranties of Company in this Agreement and the statements contained in the schedules, certificates, due diligence materials (including written financial information) and other writings or information furnished and to be furnished by or on behalf of Company to Carter pursuant to this agreement, when considered as a whole and giving effect to any supplements or amendments thereof prior to the closing date, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading, in light of the circumstances in which they were made. Company represents and warrants that all material information concerning the assets and the business of Company has been disclosed to Carter.

g) Legal Proceedings: Other than those disclosed to Carter, there exist no other suits, actions or proceedings or investigations pending or, to the best knowledge of Company, threatened against, involving or affecting Company, and/or any of the Company’s assets; (ii) no judgment, decree, injunction, rule or order of any Governmental Entity applicable to Company; and (iii) no action, suit, proceeding or investigation pending or, to the best knowledge of Company, threatened against Company that seeks to restrain, enjoin or delay the consummation of the transactions between Company and Carter hereunder.

h) Compliance with Applicable Laws: Company has in effect all material federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (“Licenses”) necessary for Company to own, lease or operate its properties and assets and to carry on its business as now conducted in all material respects, and there has occurred no default under any of such Licenses. Company has no reason to believe any Governmental Entity is considering limiting, suspending or revoking any of Company’s Licenses. Company is in compliance with, has not violated, and has conducted its business so as to comply with, the terms of its Licenses and with all applicable statutes, laws, ordinances, rules, regulations, judgments, orders or decrees (including, without limitation, environmental laws and those relating to health and safety, hiring, promotion or pay of employees) of any Governmental Entity.

i) Brokers: No agent, broker, investment banker, financial advisor or other person is or will be entitled, by reason of any agreement, act or statement by Company or any of Company’s affiliates to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with the transaction between Company and Carter, and Company agrees to indemnify and hold Carter and his respective affiliates, harmless from and against any and all claims, liabilities or obligations in connection therewith

j) Tax Matters: Company hereby represents and warrants as follows:

1) All federal, state, local and foreign tax returns required to be filed by or on behalf of, or in which is required to be reported the income, gains, losses, deductions, or credits of, Company under the Internal Revenue Code or any other applicable statute (“Returns”) have been or will be filed within the time prescribed by law (including extensions of time approved by the appropriate Governmental Entity). Such Returns accurately and completely set forth or will accurately and completely set forth in all material respects all liabilities for taxes and any other items (including, but not limited to, items of income, gain, loss, deduction and credit) required to be reflected or included in such Returns.

2) Company has paid and/or will pay (or will cause to be paid), on a timely basis, all taxes that accrue or are due on or before the closing date.

3) No deficiencies or assessments have been asserted in writing by the Internal Revenue Service or any other Governmental Entity with respect to the Returns.

4) There are no Liens for taxes (other than for current taxes not yet due and payable) on Company or on any of its assets.

5) There are no unsatisfied actual or proposed adjustments or assessments for taxes against Company or, to the knowledge of Company, any basis for any such assessment or adjustment.

6) There
 are no pending audits, actions, proceedings, disputes or claims with respect to any taxes payable by or asserted against Company and, to the knowledge of Company, there is no basis on which any claim for material taxes can be asserted against Company. Company has not received notice from any governmental entity of its intent to examine or audit any Returns of Company. No taxing authority has notified Company that it will investigate or make further inquiries with respect to any material liability of Company or any affiliate thereof for any tax that could reasonably be expected to result in the issuance by any taxing authority of a notice of deficiency or similar notice for taxes against Company.

7) Except for the United States of America and the State of California, there are no other jurisdictions in which income or franchise tax returns and reports, and returns and reports relating to the payment of tax based upon the ownership or use of property therein or the derivation of income therefrom or measured by premiums or investments in tangible or intangible property, were, or were required to be, filed by Company or in which Company was required to be included and to which Company would have a material tax liability.

8) All taxes required to be withheld or collected by Company (including, but not limited to, taxes required to be withheld with respect to amounts paid or owing to any Representative or other Person) have been timely withheld or collected and, to the extent required, have been timely paid, remitted or deposited to or with the relevant Governmental Entity.

k) Company represents and warrants that (i) its copyright assets do not and will not infringe upon or otherwise violate, the intellectual property or other rights of any other person or entity; (ii) as of the date hereof there are no claims or suits pending, nor has there been notice provided or, to the best knowledge of Company, any claims threatened, alleging that Company or any of its activities, products or services, including copyright assets, infringe upon or constitute the unauthorized use of any other person’s intellectual property, or challenging Company’s ownership of, right to use, or the validity or enforceability or effectiveness of any license or agreement relating to the copyright assets; (iii) to the best knowledge of Company, none of the Copyright Assets is being infringed or violated; (iv) Carter shall have no obligation in excess of the Assumed Obligations; and (v) the consummation of this transaction will not result in the loss of any copyright assets or Carter’s ability to exploit same.

l) No Material Adverse Change: There has been no material deterioration or material adverse change in Company’s financial performance or position or rights from September 30, 2006 to the date hereof, and Company has no reason to believe there shall hereafter be any material adverse change which might hamper Carter’s rights.

m) Operation of Business: Company represents and warrants that since October 1, 2006, it has operated its business in the usual, regular and ordinary course in substantially the same manner as and heretofore conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, has used all commercially reasonable efforts to preserve Company’s relationships with others having business dealings with Company. Notwithstanding the foregoing, Company represents and warrants that all of Company’s agreements and transactions are and/or have been on terms and conditions resulting from or equivalent to arms-length negotiations between unrelated third parties.

13. Carter shall be responsible for arranging financing, on such terms and conditions as approved by the Board of Directors, for any projects undertaken by the CMG Division.

14. There shall be executed among the Company and Carter, a definitive agreement covering the proposed transaction (the “Definitive Agreement”) under the terms and conditions set forth in this letter and such further terms, provisions, agreements, covenants, representations and warranties satisfactory to all parties, including:

(i) general warranties as to the contracts, commitments, lease obligations, patents, trademarks, technology and debts of the Company and Carter; and

(ii) representations, indemnifications and covenants which shall survive the effective date of the transaction and which will, in the opinion of the parties, be customary for transactions of this nature in respect of the time, scope and subject matter and be adequate to protect their respective interests.

(iii) provisions relating to the equal issuance of any additional shares of common stock, options and/or warrants to Carter and Kasper after the Carter Shares are issued, and to the respective parties’ anti-dilution rights in connection therewith.

(iv) representations as to the By-Laws of Company, the status of the Company’s securities law filings (state and federal), and status of current claims, suits, controversies, and litigation involving the Company.

15. As a condition of closing, neither the Company nor Carter shall be subject to material litigation which would cause the other party, in their sole discretion, to decide that the party subject to such litigation has a material contingent liability.

16. Pending the execution of the Definitive Agreement, the Company shall give to Carter or his designated representatives, full access to their books of original entry, ledgers, bank statements, minute books, stockholder lists, contracts, patents, trademarks, litigation, securities filings, licenses, intellectual property rights, and all other documents maintained by it in connection with its business operations. The Company shall furnish Carter or his counsel, with copies of the Company’s Articles of Incorporation, By-laws, board minutes, shareholders minutes, stock ledgers and such other documents that Carter may reasonably request. Carter shall furnish the Company with such information and documents that Company may reasonably request relating to Carter’s abilities to develop and run the CMG Division.

17. The Company and Carter shall consult with each other prior to any public announcement relating to the transaction set forth herein, and they shall mutually approve the timing, the content, and the dissemination of any public announcement, except to the extent those situations in which disclosures are required by applicable law prior to the availability of the party to be consulted.

   18. The Company and Carter shall maintain, in the strictest confidence, all of the information received from each other, and shall use such information only for the purposes contemplated by this letter and for no other purpose. If the transaction contemplated by this Agreement is not consummated for any reason, each party shall promptly return to the other party all documents and other information received from the other party, and shall not retain any copies or summaries thereof. This Section shall survive the termination of this letter.

19. Severability: If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision, and such invalid provision shall be deemed to be severed from the agreement.

20. Assignment: Neither party may assign its rights and obligations under this agreement to any other party without the prior express, written approval of the other party.

21. Integration: This agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of their agreement. It shall not be modified or amended except by the definitive agreement referenced herein to be negotiated between the parties, which shall be in writing and signed by the parties hereto and specifically referring to this agreement.

22. Counterpart Signatures, Facsimile Signatures, Electronic Signatures:
This agreement may be executed in counterparts, by facsimile, and/or electronically. All counterpart, facsimile or electronic signatures shall have equal validity and enforceability as a fully-signed original agreement.

This letter outlines the major terms of the proposed transaction. It is understood that, on the basis of the foregoing understanding concerning major terms, the parties shall begin negotiations of the Definitive Agreement with the view to consummating the contemplated transaction. Although each party confirms its intention to proceed in good faith to conclude a mutually satisfactory Definitive Agreement, this letter shall not constitute a binding agreement to so proceed. Except as set forth herein, no obligation shall arise on the part of any party, unless the Definitive Agreement is duly executed and delivered, and the respective obligations of the parties shall be those, and only those, created by the Definitive Agreement.

If this letter reflects your understanding, please execute the enclosed copy in the space provided below and return it to us.

Very truly yours, NuTech Digital, Inc.

By:	/s/ Lee Kasper
Lee Kasper, Chief Executive
Officer

Agreed to and accepted this    15    day
of     January    2007

/s/ Troy Carter
Troy Carter, individually and on behalf of his designee(s)